Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Empire Resorts, Inc. and Subsidiaries on Form S-1 (No. 333-171471), Form S-3 (No.’s 333-161499, 333-153336, 333-145952, 333-144815, 333-118899, 333-112529, 333-110543, 333-104541, 333-96667, 333-45610, 333-33204, 333-43861 and 333-39887), Form S-4 (No. 333-109146) and Form S-8 (No.’s 333-163508, 333-161110, 333-132889, 333-90611 and 333-37293) of our report dated March 19, 2012 relating to the consolidated financial statements of Empire Resorts, Inc. and Subsidiaries, appearing in this Annual Report on Form 10-K of Empire Resorts, Inc. and Subsidiaries for the year ended December 31, 2011 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

March 19, 2012